For more information, contact:

Fletcher Cook
Phone: (214) 757-7629
Email: fletcher.cook@att.com

AT&T ADDS HIGH-QUALITY SPECTRUM TO SUPPORT CUSTOMERS’ GROWING DEMAND FOR MOBILE VIDEO AND HIGH-SPEED INTERNET

AT&T is the winning bidder on FCC Auction 97 spectrum licenses providing a near nationwide contiguous 10x10 MHz block of AWS-3 spectrum across 307 million people representing 96 percent of the U.S. population and 96 of the Top 100 U.S. markets*

DALLAS, JANUARY 30, 2015 — At the conclusion of the FCC’s Auction 97, AT&T** has successfully acquired licenses for a near nationwide contiguous 10x10 MHz block of high-quality AWS-3 spectrum.  As a result of the acquisition, AT&T now covers 96 percent of the U.S. population with high-value contiguous AWS-3 spectrum.

“Growth in our customers’ mobile data usage continues to explode, driven by mobile video traffic. This spectrum investment will be critical to AT&T staying ahead of customer demand and facilitate the next generation of mobile video entertainment,” said John Stankey, chief strategy officer-AT&T.

Mobile data traffic on AT&T’s national wireless network increased 100,000 percent from January 2007 through December 2014.

AT&T will work with network and handset suppliers, and industry standards bodies to deploy the spectrum beginning in the 2017-2018 period, allowing the company to stay ahead of strong growth in mobile Internet traffic. AT&T anticipates putting this spectrum into service as a supplemental downlink to deliver additional mobile Internet capacity and better performance for its customers. AT&T will work with the FCC, NTIA, DOD, and other federal agencies to also support uplink capacity as soon as possible.

AT&T’s winning bids for this spectrum totaled $18.2 billion. The spectrum to be awarded to AT&T includes 57 percent of MHz POPs covered by the valuable J-block of AWS-3 spectrum. The company will continue to focus on maintaining a strong balance sheet but expects that with this spectrum investment and other pending acquisitions, in the near term it may go above its 1.8x net-debt-to-EBITDA target. The company will use excess cash — after paying its dividend — over the next three years to pay down debt, and expects to return to historical debt ratios.

*Based on POP-ranking of Cellular Market Areas (CMAs) utilizing Nielsen 2014 population estimates.

**AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc.

About AT&T

AT&T Inc. (NYSE:T) helps millions of people and businesses around the globe stay connected through leading wireless, high-speed Internet, voice and cloud-based services. We’re helping people mobilize their worlds with state-of-the-art communications, entertainment services and amazing innovations like connected cars and devices for homes, offices and points in between. Our U.S. wireless network offers customers the nation’s strongest LTE signal and the nation’s most reliable 4G LTE network. We offer the best global wireless coverage. We’re improving how our customers stay entertained and informed with AT&T U-verse® TV and High Speed Internet services. And businesses worldwide are serving their customers better with AT&T’s mobility and highly secure cloud solutions.

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Reliability and signal strength claims based on nationwide carriers’ LTE. Signal strength claim based ONLY on avg. LTE signal strength. LTE not available everywhere. Global coverage claim based on offering voice and data roaming in more countries than any other U.S. based carrier, and offering the most wireless smartphones and tablets that work in the most countries.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.